TA Schedule - CFVIT

SCHEDULE A

As of August 16, 2017

Columbia Funds Variable Insurance Trust

Columbia Variable Portfolio – Asset Allocation Fund

Columbia Variable Portfolio – Contrarian Core Fund

Columbia Variable Portfolio – Diversified Absolute Return Fund

Columbia Variable Portfolio – Long Government/Credit Bond Fund

Columbia Variable Portfolio – Managed Risk Global Fund

Columbia Variable Portfolio – Managed Risk U.S. Fund

Columbia Variable Portfolio – Managed Volatility Conservative Fund

Columbia Variable Portfolio – Managed Volatility Conservative Growth Fund

Columbia Variable Portfolio – Managed Volatility Growth Fund

Columbia Variable Portfolio – Small Cap Value Fund

Columbia Variable Portfolio – Small Company Growth Fund

Columbia Variable Portfolio – Strategic Income Fund

Columbia Variable Portfolio – U.S. Flexible Conservative Growth Fund

Columbia Variable Portfolio – U.S. Flexible Growth Fund

Columbia Variable Portfolio – U.S. Flexible Moderate Growth Fund

Variable Portfolio – AQR Managed Futures Strategy Fund

Variable Portfolio – Lazard International Equity Advantage Fund

TA Schedule - CFVIT

SCHEDULE B

Payments under the Agreement to CMISC shall be made in the first two weeks of the month following the month in which a service is rendered or an expense incurred.

Each Fund will pay to CMISC a Service Fee equal to the payments made by CMISC to Participating Organizations for services each such Participating Organization provides to its clients, customers and participants investing directly or indirectly in the Funds at an annualized rate of up to 0.20% of the average daily net assets of Fund assets attributable to or held in the name of such Participating Organization.

In addition, CMISC shall be entitled to retain as additional compensation for its services all CMISC revenues for fees for wire, telephone, and redemption orders, account transcripts due CMISC from shareholders of the Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement.

All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds’ independent accountants.

Except as expressly provided in the Agreement, CMISC shall not be entitled to reimbursement for out-of-pocket expenses. The Funds will promptly reimburse CMISC for any other unscheduled expenses incurred by CMISC whenever the Funds and CMISC mutually agree that such expenses are not otherwise properly borne by CMISC as part of its duties under the Agreement.

TA Schedule - CFVIT

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule A and Schedule B as of August 16, 2017.

COLUMBIA FUNDS VARIABLE INSURANCE TRUST, on behalf of their respective series listed on Schedule A

By:	/s/ Christopher O. Petersen
Name: Christopher O. Petersen
Title: President

COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.

By:	/s/ Lyn Kephart-Strong
Name: Lyn Kephart-Strong
Title: President